UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2010
FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 702-221-7800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information provided in Item 2.03 below is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 29, 2010, Full House Resorts, Inc. (the “Company”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) with the financial institutions from time to time listed therein (the “Lenders”) and Wells Fargo Bank, National Association as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined in the Credit Agreement), as security trustee for the Lenders, as Letters of Credit Issuer and as Swing Line Lender. The Credit Agreement provides for a term loan to the Company in an amount up to $31.3 million and a revolving loan to the Company in an amount up to $4.7 million. Funds borrowed under the Credit Agreement will be used to fund the Company’s previously announced $43 million acquisition — exclusive of approximately $8 million of cage cash on hand and net working capital — of the Grand Victoria Casino and Resort in Rising Sun, Indiana. The acquisition and initial funding of the Credit Agreement is expected to occur during the first quarter of 2011.
On or prior to the initial funding date, the Credit Agreement will be secured by substantially all of the Company’s assets. The Company’s wholly-owned subsidiaries will guarantee the obligations of the Company under the Credit Agreement.
Once funding occurs, the Company will pay interest under the Credit Agreement at either the Base Rate or the LIBOR Rate set forth in the Credit Agreement. The Base Rate means, on any day, the greatest of (a) Wells Fargo’s prime rate in effect on such day, (b) the Federal Funds Rate in effect on the business day prior to such day plus one and one half percent (1.50%) and (c) the One Month LIBOR Rate for such day (determined on a daily basis as set forth in the Credit Agreement) plus one and one-half percent (1.50%). LIBOR Rate means a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the greater of (1) 1.50% and (2) the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE divided by (b) one minus the reserve requirement set forth in the Credit Agreement for such loan in effect from time to time.
The Credit Agreement contains customary negative covenants for transactions of this type, including, but not limited to, restrictions on the Company’s and its subsidiaries’ ability to: incur indebtedness; grant liens; pay dividends and make other restricted payments; make investments; make fundamental changes; dispose of assets; and change the nature of their business. The negative covenants are subject to certain exceptions as specified in the Credit Agreement.
The Credit Agreement also includes customary events of default, including, among other things: non-payment; breach of covenant; breach of representation or warranty; cross-default under certain other indebtedness or guarantees; commencement of insolvency proceedings; inability to pay debts; entry of certain material judgments against the Company or its subsidiaries; occurrence of certain ERISA events; and certain changes of control.
The closing of the Grand Victoria Casino and Resort acquisition and the initial funding of the Credit Agreement are subject to the satisfaction of certain conditions precedent, including, among other things the receipt of all applicable gaming approvals.
The preceding summary of the Credit Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.
On November 1, 2010, the Company issued a press release announcing its entry into the Credit Agreement. A copy of this press release is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.1	Credit Agreement dated October 29, 2010 by and among Full House Resorts, Inc., the financial institutions from time to time listed therein (the “Lenders”) and Wells Fargo Bank, National Association as administrative agent for the Lenders, collateral agent for the Secured Parties (as defined in the Credit Agreement), security trustee for the Lenders, Letters of Credit Issuer and Swing Line Lender.

99.1	Press release issued by the Company on November 1, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.
Date: November 1, 2010	/s/ Barth F. Aaron
Barth F. Aaron
Secretary/General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated October 29, 2010 by and among Full House Resorts, Inc., the financial institutions from time to time listed therein (the “Lenders”) and Wells Fargo Bank, National Association as administrative agent for the Lenders, collateral agent for the Secured Parties (as defined in the Credit Agreement), security trustee for the Lenders, Letters of Credit Issuer and Swing Line Lender.

99.1	Press release issued by the Company on November 1, 2010.

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